Exhibit 3.59

CERTIFICATE OF INCORPORATION

OF

VORWERK USA, INC.

1. The name of the corporation is VORWERK USA, INC.

2. The address of its registered office in the State of Delaware is No. 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is: To own, operate, manage, and generally conduct, either directly or through subsidiary corporations, the business of buying and selling, manufacturing, assembling, merchandising, and marketing at wholesale and at retail, real and personal property of any and every description which a corporation may lawfully acquire, hold, dispose of and deal, in; and, more particularly, without limiting the generality of the foregoing, to buy and sell household appliances, including vacuum cleaners, mixers, thermomixers, and other related equipment and service; to make investments in other corporations, partnerships, and business ventures of all types; to lend money upon collateral; and to do any and all things and carry on any lawful business necessary, convenient, or proper for the accomplishment of the objects enumerated and for such other purposes which are not inconsistent with the laws under which this Corporation is organized; and to engage in any lawful act or activity for which Corporations may be or are organized under the general Corporation Law of Delaware.

To manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise end personal property of every class and description.

To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of this corporation.

To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choses in action and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, trust or persons, public or private, or by the goverment of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.

To borrow or raise money for any of the purposes of the corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bulls of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations or the corporation for its corporate purposes.

To purchase, receive, take by grant, gift, devise, bequest or otherwise, lease, or otherwise acquire, own, hold, improve, employ, use and otherwise deal in and with real or personal property, or any interest therein, wherever situated, and to sell, convey, lease, exchange, transfer or otherwise dispose of, or mortgage or pledge, all or any of the corporation’s property and assets, or any interest therein, wherever situated.

In general, to possess and exercise all the powers and privileges granted by the General Corporation Law of Delaware or by any other law of Delaware or by this Certificate of Incorporation together with any powers Incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the corporation.

The business and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause in this certification of incorporation, but the business and purposes specified in each of the foregoing clauses of this article shall be regarded as independent business and purposes.

4. The total number of shares of stock which the corporation shall have authority to issue is Seven Thousand Five Hundred (7500), and the par value of each such share is One ($1.00) Dollar amounting in the aggregate to Seven Thousand Five Hundred and no/100 ($7,500.00) Dollars.

5. (a) The name and mailing address of each incorporator is as follows:

Name	Mailing Address
Frank J. Beltran	Beltran & Pendergast
1101 Peachtree Center Cain Tower
229 Peachtree Street, N.E. Atlanta, Georgia 30303-1676

William H. Buckley	Beltran & Pendergast 1101 Peachtree Center Cain Tower
229 Peachtree Street, N.E. Atlanta, Georgia 30303-1676

5. (b) The name and mailing address of each person, who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows;

Name	Mailing Address
Dr. Jorg Mittelsten Scheld	17-37 Muehlenweg Wupperthal West Germany

Gunter Busch	17-37 Muehlenweg Wupperthal West Germany

Bernd Balders	17-37 Muehlenweg Wupperthal West Germany

Eric Levine	700 Northlake Boulcvard Altamonte Springs, Florida 32701

Thomas McGrath	414 Baynard Cove Hilton Head, South Carolina

Dr. Manfred Leunig	Hauptstrasse 19 8832 Wollerau am Zurichsee Switzerland

6. The corporation is to have perpetual existence.

7. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized: To make, alter or repeal the by-laws of the corporation.

8. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

9. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

WE, THE UNDERSIGNED, being each of the incorporators herein-before named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is our act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 17th day of September, 1982.

/s/ Frank J. Geltran
Frank J. Beltran

/s/ William H. Buckley
William H. Buckley

BELTRAN & PENDERGAST

1101 Peachtree Center Cain Tower

229 Peachtree Street, N.E.

Atlanta, Georgia 30303-1676

(404) 658-1101